UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

1/13/2006

Date of Report (Date of earliest event reported)

SAFECO CORPORATION

(Exact name of registrant as specified in Charter)

WASHINGTON	1-6563	91-0742146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Safeco Plaza, Seattle, Washington	98185
(Address of principal executive officers)	(Zip Code)

(206) 545-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 13, 2006, Safeco’s wholly-owned subsidiary, General America Corporation entered into a Purchase and Sale Agreement providing for the sale of Safeco’s Redmond, Washington office campus to Microsoft Corporation for a price of Two Hundred Nine Million Five Hundred Thousand Dollars ($209,500,000). The sale does not include the lot containing Safeco’s data center, which is part of the Redmond campus. Microsoft has 30 days from the execution of the Purchase and Sale Agreement to complete its inspection of the property and has the right, in its sole discretion, to terminate the agreement before expiration of this period.

The sale is expected to close in the latter part of 2006. As uncertainties remain as to the development of Safeco’s planned office project in Seattle, Washington, General America Corporation has retained the right to terminate the Purchase and Sale Agreement on or before April 13, 2006 if it determines that the project is not feasible. In addition, both parties have the right to terminate the Purchase and Sale Agreement if the process for obtaining construction permits for Safeco’s Seattle campus is not successfully completed by January 13, 2007. In either case, if the Purchase and Sale Agreement is terminated, General America Corporation will be obligated to reimburse Microsoft for its inspection costs.

Following close of the sale, the Purchase and Sale Agreement contemplates that General America Corporation will enter into a lease for three lots in the Redmond campus containing 549,180 square feet of office space and 70,649 square feet of warehouse space for a period of up to three years, during which time Safeco plans to finalize and implement its office consolidation plans. General America Corporation has also agreed to lease a 218,496 square foot office building in the Redmond campus to Microsoft beginning on February 1, 2006, which would terminate upon sale of the campus, subject to certain extension rights if the sale to Microsoft is not completed.

Safeco is expected to recognize a pre-tax gain on the sale of its property in Redmond of approximately $29 million.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Safeco Corporation
Registrant

Dated: January 17, 2006	/s/ Charles F. Horne, Jr.
Charles F. Horne, Jr. Sr. Vice President and Controller